EXHIBIT 99

Granite City Food & Brewery Enters into $16 Million Debt Facility to Fuel Further Growth of Company

MINNEAPOLIS, December 11, 2007 - Granite City Food & Brewery Ltd. (NasdaqGM: GCFB) announced that is has entered into a $16 million debt facility with DHW Leasing, L.L.C. (“DHW”). The facility will allow funds to be used for store development, including furniture, fixtures and equipment (“FFE”) and will be collateralized by the Company’s unencumbered FFE.

“We intend to use the facility to help us complete our 2008 development schedule,” commented Steven J. Wagenheim, President and CEO of the Company. “At present, we intend to open in Orland Park, Illinois in December, 2007; Creve Coeur (suburb of St. Louis) in mid-January 2008; Fort Wayne, Indiana in late January, 2008; Toledo, Ohio in February 2008; and three additional stores in mid-to-late 2008 in South Bend, Indianapolis and St. Louis. We may open additional stores in 2008 depending upon the timing of site availability. This facility plays an important role in helping us continue a balanced growth schedule during 2008 while our management team implements initiatives intended to increase the efficiency and profitability of existing locations.”

The amount of the facility in use will depend upon the amount drawn down to meet the Company’s development plans. Payments due DHW will be based on principal payments plus interest, with interest equal to the DHW bank base rate plus 4.8% or a rate of approximately 12-13% interest at today’s rates. Principal and interest payments are as follows: $4 million may be borrowed as an interest-only line of credit during the five year term of the loan; $6 million may be borrowed and will be repaid on a seven-year amortization schedule with the first year being interest only and the second, third, fourth and fifth years being paid at one-seventh of the principal amount due -- any unpaid principal is then due at the end of the fifth year; the remaining $6 million to be borrowed is amortized by equal monthly principal and interest payments over a five-year term. The Company’s Securities Purchase Agreement dated March 2007 was amended to permit this financing with DHW. Steven Wagenheim is a principal of DHW, but has agreed to not receive a guarantee fee or other compensation from DHW or the Company in connection with the facility. In addition, lease agreements with Dunham Capital Management, L.L.C., a separate entity controlled by Donald A. Dunham, Jr., a part owner of DHW, for eight of the Company’s existing restaurants were also amended to increase the rent in future periods in connection with the creation of this facility. These leases previously did not have yearly increases and will incorporate a 10% increase every five years beginning in 2013, 2014 or 2015, depending on the restaurant.

About Granite City Food & Brewery

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 21 restaurants in 10 states. The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions. The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing units, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, our ability to implement and execute Fermentus Interruptus and the risks and uncertainties described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2007.

Additional information about Granite City Food & Brewery can be found at the company’s website (www.gcfb.net).

CONTACT:

Steven J. Wagenheim

President and Chief Executive Officer

(952) 215-0678

James G. Gilbertson

Chief Financial Officer

(952) 215-0668